                                                                    Exhibit 3.26

                            CERTIFICATE OF FORMATION

                                       OF

                                 OCEAN ROVER LLC

1. Name. The name of the limited liability company is Ocean Rover LLC.

2. Registered Office and Agent. The address of its registered office in the State of Delaware is The Corporation Trust Company located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Company.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be executed this 26th day of January, 2000.


                                        /s/ Joseph R. McKechnie, Jr.
                                        ----------------------------------------
                                        Joseph R. McKechnie, Jr.
                                        Authorized Person